EXHIBIT 99.1

OLD POINT’S ASSETS AND DEPOSITS GROW
 RESERVES INCREASE TO 1.76%

•	Income Before Taxes, Provision for Loan Losses, and FDIC Premium Increases
•	Net Interest Margin Improves
•	Loan Loss Provision Raised Creating Quarterly Loss of $946 Thousand

April 21, 2010 Hampton, VA Old Point Financial Corporation (Nasdaq "OPOF") reported income before taxes, provision for loan losses, and FDIC premium for the quarter ended March 31, 2010 of $3.3 million.  This represented a $1.2 million, or 56.04%, increase over the amount of $2.1 million for the same quarter in 2009.  Tax expense (benefit), provision for loan losses and FDIC premium were $(739) thousand, $4.7 million and $329 thousand, respectively, for the first quarter of 2010, and $271 thousand, $1.0 million and $102 thousand, respectively, for the first quarter of 2009.  Management believes that income before taxes, provision for loan losses and FDIC premium provides useful information regarding results of core operations of Old Point Financial Corporation. Reflecting ongoing difficulty in the commercial real estate sector, the Company increased its provision for loan losses by $3.7 million in the first quarter of 2010 as compared to the first quarter of 2009.  This resulted in a loss of $946 thousand or $0.19 per diluted share for the first quarter of 2010 compared to net income of $770 thousand or $0.16 per diluted share for the first quarter of 2009.   The provision for loan losses is a charge to earnings to set aside a reserve for potential changes in the economy or otherwise that may negatively affect a bank’s loan portfolio. This reserve (allowance for loan and lease losses) as a percent of total loans now stands at 1.76%, compared to 1.11% as of March 31, 2009, and 1.24% at December 31, 2009.

Other positive results comparing the quarters ended March 31, 2009 to March 31, 2010 include an increase in assets of $71.0 million, or 8.06%.  Deposits plus repurchase agreements also grew over the same period by $79.6 million or 11.00%.  Repurchase agreements are arrangements used by a bank’s commercial customers as a cash management tool.  In addition, the net interest margin increased by 16 basis points during the same period. Net interest income before the provision for loan losses was up $972 thousand, or 15.00%.   Total noninterest income also rose by $333 thousand, or 11.23%.  Major contributors to noninterest income were a one-time receipt of bank owned life insurance proceeds and an increase in the fiduciary income contributed by Old Point Trust & Financial Services.

“We have never been in the business of subprime lending,” said Robert F. Shuford, Sr., Chairman and President of Old Point Financial Corporation, “and in recent years we have reduced our exposure to loans for acquisition and development.   We have been lending in the commercial real estate segment, which continues to feel the impact of the recession.  Raising the provision for loan losses is a reasonable step in this environment.  We are a well-capitalized bank that has weathered many economic cycles since it opened in 1923.  Old Point is firmly positioned to stay the course through this current recession and take advantage of the new opportunities that emerge from it.”

Shuford cited the opening of the Ghent office in Norfolk, the 21st branch office for the bank, and the introduction of Old Point Mobile Banking, as evidence of this forward-looking strategy. The establishment of a Corporate Banking unit that provides more sophisticated financial services to larger Hampton Roads corporations was also noted.  In addition, he stated that strong deposit growth has allowed the bank to pay down its Federal Home Loan Bank advances by $5 million year-to-year, which improved the net interest margin. He also said that bank management continues to focus on sound balance-sheet management and long-term growth as the economy starts to make a slow recovery.

Other items of note for the first quarter of 2010:

Noninterest expenses were up slightly, by $331 thousand, or 4.47%; FDIC insurance premium was a major contributor, rising by $227 thousand.

Net Interest Margin (NIM) improved to 3.51% for the quarter ended March 31, 2010, up 16 basis points from 3.35% for the quarter ended March 31, 2009, as interest expense fell and interest income remained flat.

Non-Performing Assets (NPAs) increased by $10.8 million over the first quarter of 2009 as the weak economy continued to impact the commercial real estate loan portfolio.

Loans charged off (net of recoveries) increased by $1.0 million over the first quarter of 2009.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  These forward-looking statements are based on the beliefs of the corporation's management, as well as estimates and assumptions made by, and information currently available to, the corporation's management.  These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate.  Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in the corporation’s market area; technology; reliance on third parties for key services; the real estate market; the corporation’s expansion initiatives; accounting principles, policies and guidelines; FDIC premiums; provisions for loan losses; and other factors detailed in the corporation's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2009. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Non-GAAP Financial Measure.  The financial measure income before taxes, provision for loan losses and FDIC premium is determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This non-GAAP financial measure should not be viewed as a substitute for operating results determined in accordance with GAAP. An item which management excludes when computing non-GAAP performance measures can be of substantial importance to the corporation’s results for any particular quarter or year. The corporation’s non-GAAP performance measure is not necessarily comparable to non-GAAP performance measures which may be presented by other companies.  Management believes that income before taxes, provision for loan losses and FDIC premium provides useful information regarding results of core operations of Old Point Financial Corporation.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with 21 branches and more than 60 ATMs throughout Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Lani Chisman Davis at Old Point National Bank at 757-728-1286.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheet
(dollars in thousands, except share data)	March 31,	March 31,
	2010	2009
	(unaudited)	(unaudited)
Assets

Cash and due from banks	$11,991	$27,938
Federal funds sold	56,475	31,874
Cash and cash equivalents	68,466	59,812
Securities available-for-sale, at fair value	188,893	137,646
Securities held-to-maturity (fair value approximates $3,132 and $2,208)	3,112	2,167
Restricted Securities	4,815	4,815
Loans, net of allowance for loan losses of $11,144 and $7,014	620,764	622,728
Premises and equipment, net	30,273	28,259
Bank owned life insurance	16,496	14,193
Foreclosed assets, net of valuation allowance of $745 and $860	7,571	4,059
Other assets	11,474	7,164
	$951,864	$880,843

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$122,888	$115,468
Savings deposits	206,753	184,374
Time deposits	356,834	345,531
Total deposits	686,475	645,373
Federal funds purchased and other borrowings	1,313	1,630
Overnight repurchase agreements	52,665	62,953
Term repurchase agreements	63,864	15,102
Federal Home Loan Bank advances	65,000	70,000
Accrued expenses and other liabilities	2,033	3,189
Total liabilities	871,350	798,247

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,925,910 and 4,908,041 shares issued	24,629	24,540
Additional paid-in capital	15,887	15,569
Retained earnings	41,059	43,165
Accumulated other comprehensive loss	(1,061)	(678)
Total stockholders' equity	80,514	82,596
	$951,864	$880,843

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except per share data)	Three Months Ended
	March 31,
	2010	2009
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$9,486	$9,417
Interest on federal funds sold	20	13
Interest on securities:
Taxable	804	660
Tax-exempt	94	159
Dividends and interest on all other securities	11	147
Total interest and dividend income	10,415	10,396

Interest Expense:
Interest on savings and interest-bearing demand deposits	95	95
Interest on time deposits	1,861	2,828
Interest on federal funds purchased, securities sold under agreement to repurchase and other borrowings	178	97
Interest on Federal Home Loan Bank advances	829	896
Total interest expense	2,963	3,916
Net interest income	7,452	6,480
Provision for loan losses	4,700	1,000
Net interest income, after provision for loan losses	2,752	5,480

Noninterest Income:
Income from fiduciary activities	821	765
Service charges on deposit accounts	1,315	1,337
Other service charges, commissions and fees	690	612
Income from bank owned life insurance	389	176
Other operating income	83	75
Total noninterest income	3,298	2,965

Noninterest Expense:
Salaries and employee benefits	4,531	4,466
Occupancy and equipment	1,099	1,035
FDIC insurance	329	102
Data processing	297	249
Customer development	222	198
Advertising	176	171
Loan Expenses	122	134
Postage & Courier	136	137
Employee professional development	143	142
(Gain)/loss on write-down/sale of other real estate owned	(46)	67
Other	726	703
Total noninterest expenses	7,735	7,404
Income (loss) before income taxes	(1,685)	1,041
Income tax expense (benefit)	(739)	271
Net income (loss)	$(946)	$770

Basic Earnings (Loss) per Share:
Average shares outstanding	4,920,108	4,907,010
Net income (loss) per share of common stock	$(0.19)	$0.16

Diluted Earnings (Loss) per Share:
Average shares outstanding	4,933,582	4,933,018
Net income (loss) per share of common stock	$(0.19)	$0.16

Old Point Financial Corporation and Subsidiaries
Selected Ratios
	3/31/2010	12/31/2009	3/31/2009
NPAs/Total Assets	2.93%	1.40%	1.94%
Annualized Net Charge Offs/Total Loans	0.90%	0.85%	0.25%
Allowance for Loan Losses/Total Loans	1.76%	1.24%	1.11%

Non-Performing Assets (NPAs) (in thousands)
Loans> 90 days past due, but still accruing interest	$266	$389	$2,819
Restructured Loans	$2,480	$—	$689
Other Real Estate Owned (OREOs)	$7,571	$7,623	$4,059
Nonaccrual Loans	$17,534	$4,917	$9,529
Total Non-Performing Assets	$27,851	$12,929	$17,096

	3 months ended	12 months ended	3 months ended
	3/31/2010	12/31/2009	3/31/2009

Loans Charged Off (net of recoveries) (in thousands)	$1,421	$5,416	$392

Net Interest Margin (FTE)	3.51%	3.44%	3.35%